                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                  PORTEC, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

[PORTEC LOGO]
                                  PORTEC, Inc.
                                   Suite 120
                            One Hundred Field Drive
                          Lake Forest, Illinois 60045

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 April 23, 1996

To the Stockholders of
  PORTEC, Inc.

     The Annual Meeting of Stockholders of PORTEC, Inc. will be held in the Adams Room of the Midland Hotel, 172 West Adams, Chicago, Illinois, at 10:00 A.M., on Tuesday, April 23, 1996, for the following purposes:

          1. To elect three directors to hold office for three-year terms.

          2. To act upon such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business March 5, 1996, are entitled to notice of, and to vote at, this meeting or any adjournment thereof.

     If you are unable to attend the meeting in person, you are urged to sign, date and return promptly the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States. Any stockholder who attends the meeting may vote in person.

                                             By Order of the Board of Directors

                                                         N. A. KINDL
                                                  Vice President, Treasurer
                                                        and Secretary

March 27, 1996

[PORTEC LOGO]

                                  PORTEC, Inc.
                                   Suite 120
                            One Hundred Field Drive
                          Lake Forest, Illinois 60045

                                PROXY STATEMENT

     This proxy statement is being mailed to stockholders on or about March 27, 1996. The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held April 23, 1996, and at any adjournment thereof.

     The record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting was March 5, 1996. At that date, the Company had issued only one class of voting securities, namely, Common Stock having a par value of $1.00 per share, of which there were 4,304,913 shares outstanding and entitled to vote. Each stockholder is entitled to one vote for each share registered in his or her name at the close of business on March 5, 1996.

     Proxies in the accompanying form, properly executed and received by the Secretary prior to the meeting and not revoked, will be voted as directed therein. Any proxy may be revoked by the stockholder granting it at any time prior to the voting at the meeting by giving written notice of such revocation to the Secretary of the Company.

PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes with the term of office of one class expiring each year. The Board of Directors' nominees for the class of directors to be elected at the 1996 Annual Meeting for three-year terms are J. Grant Beadle, Arthur McSorley, Jr., and Frank T. MacInnis. Messrs. Beadle and McSorley presently are directors in the class of directors whose terms expire at the 1996 Annual Meeting. Mr. MacInnis is slated for the seat on the Board currently filled by Mr. Robert D. Musgjerd. Mr. Musgjerd, who is in the class of directors whose terms expire at the 1996 Annual Meeting, is retiring as a member of the Board at that time.

     Except where authority to vote is withheld, it is intended that the proxies solicited on behalf of the Board of Directors for the 1996 Annual Meeting will be voted "FOR" the election of the Board's nominees for three-year terms.

     If, at the time of the 1996 Annual Meeting, a nominee is unable to or declines to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute. The Board of Directors has no reason to believe that any substitute nominee will be required. If any nominee is elected but thereafter is unable or declines to serve, vacancies thereby created on the Board of Directors may be filled by the remaining directors in office.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" NOMINEES BEADLE, MCSORLEY, AND MACINNIS. UNDER DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS, DIRECTORS WILL BE ELECTED BY A PLURALITY VOTE. BECAUSE DIRECTORS ARE ELECTED BY PLURALITY VOTE, ABSTENTIONS AND BROKER NON-VOTES WILL NOT AFFECT THE OUTCOME OF THE ELECTIONS SINCE NO PARTICULAR MINIMUM VOTE OF THE SHARES PRESENT OR REPRESENTED AT THE MEETING AND ENTITLED TO BE VOTED IS REQUIRED.

     Information with respect to each nominee and each director whose term of office will continue after the 1996 Annual Meeting is as follows:

NOMINEES FOR ELECTION AS DIRECTORS:
(TO SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 1999)


[J. GRANT BEADLE       J. GRANT BEADLE
PHOTO]
                       Mr. Beadle, age 63, became a director in April 1984. He retired in May 1991 from Union Special Corporation
                       (manufacturer of industrial sewing machines) after thirty years service and was Chairman and Chief Executive
                       Officer of that Company from December 1984 until his retirement. For the period of October 1991 until July
                       1993, he was an Associate Director of the Institute for the Learning Sciences at Northwestern University
                       (educational research). He is a director of Woodward
                       Governor Company, Batts, Inc., and Oliver Products
                       Company.

[FRANK T. MacINNIS     FRANK T. MacINNIS
PHOTO]
                       Mr. MacInnis, age 49, is Chairman and Chief Executive
                       Officer of EMCOR Group, Inc. and has held that position with that company and its predecessor company, JWP, Inc., since 1994. Prior to this he was Chairman of Comstock
                       Group, Inc. (New York-based construction group) and before that he was Chairman and Chief Executive Officer of H.C. Price Construction (builder of large diameter oil and gas pipelines). Mr. MacInnis is a nominee for a three year term.

[ARTHUR McSORLEY, JR.  ARTHUR McSORLEY, JR.
PHOTO]
                       Mr. McSorley, age 67, became a director in March 1977. He is a director and President of Casey Co. (construction management) and has held those positions with that Company and its predecessor company, John F. Casey Company, for more than ten years.

DIRECTORS WHOSE TERMS CONTINUE UNTIL 1997:

[FREDERICK J.          FREDERICK J. MANCHESKI
MANCHESKI
PHOTO]                 Mr. Mancheski, age 69, became a director in September
                       1990. He is Chairman of the Board and Chief Executive
                       Officer of Echlin Inc., Branford, Connecticut
                       (manufacturer of products that improve the efficiency and safety of motor vehicles) and has held that position since 1969. He is a director of RB&W Corporation.

[JOHN F. McKEON PHOTO] JOHN F. McKEON

                       Mr. McKeon, age 70, became a director in January 1987. He retired in April 1989 as President of LinkBelt Construction Equipment Company (construction equipment), a company owned 51 percent by FMC Corporation and 49 percent by Sumitomo Heavy Industries, Ltd., and held that position commencing in 1986. He also retired in April 1989 as a Group Vice President of FMC Corporation (construction equipment) and held that position for more than ten years. He is a director of LinkBelt Equipment Co.; LBS-Spa, an Italian company; Dumore Corp., and Atwood Industries.

DIRECTORS WHOSE TERMS CONTINUE UNTIL 1998:

[ALBERT FRIED, JR.     ALBERT FRIED, JR.
PHOTO]
                       Mr. Fried, age 66, became a director in December 1988 and the Company's Chairman of the Board in October 1989. He has been the Managing Partner of Albert Fried & Company,
                       LLC, New York, New York (investment banking) for more than ten years and also is the Managing Partner of Buttonwood Specialists, LLC, New York, New York
                       (specialists on the New York Stock Exchange). He is a member of the New York Stock Exchange, Inc. and the New
                       York Futures Exchange, Inc. He is Vice Chairman and a director of Oneita Industries, Inc. and a director of EMCOR Group, Inc. He is also a director of various civic and philanthropic organizations.

[L. L. WHITE, JR.      L. L. WHITE, JR.
PHOTO]
                       Mr. White, age 68, became a director in November 1988. He presently is retired and was employed by the Company in various executive capacities from 1967 until he retired as Senior Vice President -- Commercial and Government
                       Relations in 1984. Thereafter, he was a private investor until he served as the Company's Chairman of the Board from December 1988 until October 1989 and as acting Chief
                       Executive Officer in December 1988.

[MICHAEL T. YONKER     MICHAEL T. YONKER
PHOTO]
                       Mr. Yonker, age 53, became a director in December 1989.
                       He joined the Company as President and Chief Executive
                       Officer in December 1988, and continues to serve in that capacity. For the period of October 1981 until December
                       1988, he was the Vice President and Drive Division
                       Manager of P.T. Components, Inc. of Philadelphia,
                       Pennsylvania (industrial gear drives) which was formed as a private company in October 1981. He is a director of Crown Andersen, Inc., Modine Manufacturing Company, and
                       Woodward Governor Company.

                           BOARD OF DIRECTORS MATTERS

COMMITTEES

     The Company's Board of Directors has three standing committees: Audit, Nominating, and Stock Option and Compensation. All actions taken by a committee are reported to and reviewed by the Board of Directors.

     The Audit Committee, comprised of Messrs. Beadle, Mancheski, McKeon (Chairman), and Musgjerd, is responsible for recommending to the Board of Directors independent accountants to be engaged by the Company, reviewing the results and scope of the annual examinations performed by the independent accountants, reviewing with the appropriate officers and independent accountants (separately and jointly) the scope, adequacy and results of the Company's system of internal controls and approving in advance services to be performed by the independent accountants.

     The Nominating Committee, comprised of Messrs. Beadle (Chairman), Fried, McSorley, White, and Yonker, is responsible for making recommendations to the Board of Directors as to its size and composition as well as finding, screening and recommending to the Board persons to be considered as director nominees. The Nominating Committee will consider persons recommended by stockholders as nominees for directors. Such recommendations, together with the basis therefor, should be sent to the Nominating Committee in care of the corporate offices of the Company.

     The Stock Option and Compensation Committee, comprised of Messrs. Mancheski, McKeon, McSorley (Chairman), Musgjerd, and White, is responsible for making recommendations to the Board of Directors for all compensation programs, policies and levels for the directors, officers and other employees of the Company.

MEETINGS

     During 1995, the Company's Board of Directors held five meetings and the Board's Audit, Nominating, and Stock Option and Compensation Committees held three, two and three meetings, respectively. Each director attended more than 75 percent of the meetings of the Board and committees on which he served, except Mr. Mancheski.

COMPENSATION

     Directors of the Company, other than Mr. Yonker, are paid quarterly retainer fees and fees for attendance at Board and Board committee meetings. The 1995 quarterly retainer, Board meeting, and committee meeting attendance fees were $3,500, $1,000, and $1,000, respectively. Additionally, the Chairman of each of the Audit, Nominating, and Stock Option and Compensation Committees is compensated at the annual rate of $2,600.

     In addition to the foregoing cash compensation, each non-employee director is granted a stock option to purchase 7,000 shares of Common Stock of the Company upon election to the Board. Additionally, each year at the time of the Annual Meeting each non-employee director is granted a stock option to purchase 2,000 shares of Common Stock of the Company. The prices of all such stock options are set in accordance with the Company's 1988 Employees' Stock Benefit Plan.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The present members of the Stock Option and Compensation Committee of the Company's Board of Directors identified under the heading "Committees," supra, were the members of that Committee since May 1995. Of these members, Mr. L. L. White, Jr. was employed by the Company in various executive capacities from 1967 until he retired as Senior Vice President -- Commercial and Government Relations in 1984. Thereafter, he also served as the Company's Chairman of the Board from December 1988 until October 1989 and as acting Chief Executive Officer in December 1988.

                                STOCK OWNERSHIP

     The following table contains information relative to persons known to the management of the Company to be beneficial owners of more than five percent of the Company's Common Stock.

                                                                                     AMOUNT
                                                                                       AND
                                                                                    NATURE OF               PERCENT
                               NAME AND ADDRESS OF                                  BENEFICIAL                OF
                                 BENEFICIAL OWNER                                   OWNER(A)                CLASS
----------------------------------------------------------------------------------  ---------               ------
Albert Fried, Jr. and Albert Fried & Company, LLC.................................  1,101,041(b)             24.4%
40 Exchange Place
New York, New York 10005

Gabelli Funds, Inc. ..............................................................    472,610(c)             11.0%
One Corporate Center
Rye, New York 10580-1434

The TCW Group, Inc. ..............................................................    312,629(d)              7.3%
865 South Figueroa Street
Los Angeles, California 90017

Dimensional Fund Advisors, Inc. ..................................................    242,590(e)              5.6%
11th Floor
1299 Ocean Avenue
Santa Monica, California 90401

---------------

(a) The figures shown are as of March 5, 1996, except as otherwise indicated below.

(b) Included in these shares are 205,080 shares related to stock options granted to Mr. Fried which are exercisable within 60 days of March 5, 1996, and 7,383 shares held for his account by the Company's Savings and Investment Plan. Albert Fried & Company, LLC, of which Mr. Fried is managing partner, has sole voting and dispositive power with regard to 838,078 of these shares.

(c) Gabelli Funds, Inc. has sole voting and dispositive power with regard to these shares.

(d) The TCW Group, Inc. has sole voting and dispositive power with regard to these shares.

(e) Dimensional Fund Advisors, Inc., ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 242,590 shares of PORTEC, Inc. stock as of December 31,

     1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors, Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     The following table contains information, as of March 5, 1996, relative to each director and director nominee to continue as a director, the two non-director executive officers of the Company named in the Summary Compensation Table shown on Page 10, and all directors and executive officers as a group as to their beneficial ownership of the Company's Common Stock.

                                                                                SHARES OF COMMON
                             NAME OF INDIVIDUAL                                 STOCK AND NATURE
                                OR NUMBER OF                                     OF BENEFICIAL       PERCENT OF
                              PERSONS IN GROUP                                    OWNERSHIP(A)      COMMON STOCK
-----------------------------------------------------------------------------   ----------------    -------------
Directors and Nominees:
  J. Grant Beadle............................................................          13,560(c)            (b)
  Frank T. MacInnis..........................................................               0               0.0%
  Frederick J. Mancheski.....................................................          22,805(c)            (b)
  John F. McKeon.............................................................          16,421(c)            (b)
  Arthur McSorley, Jr. ......................................................          13,702(c)            (b)
  Robert D. Musgjerd.........................................................          12,641(c)            (b)
  L. L. White, Jr. ..........................................................          57,022(c,d)          1.3%
Directors who are Executive Officers:
  Albert Fried, Jr. .........................................................       1,101,041(e)           24.4%
  Michael T. Yonker..........................................................         148,353(f)            3.3%
Other Executive Officers:
  John S. Cooper.............................................................          19,426(g)            (b)
  Nancy A. Kindl.............................................................          37,718(h)            (b)
  Kevin C. Rorke.............................................................          26,520(i)            (b)
All Directors and Executive Officers as a Group(12)..........................       1,469,209(j)           30.8%

---------------

(a) All beneficial ownership is direct and arises from sole voting and dispositive power except as otherwise indicated below.

(b) Less than one percent.

(c) Included in the shares listed are 10,100 shares related to stock options which are presently exercisable.

(d) Mr. White has sole voting and dispositive power with respect to 46,069 of these shares and his wife has sole voting and dispositive power with respect to 853 of these shares.

(e) Included in these shares for Mr. Fried are 205,080 shares related to stock options which are exercisable within 60 days of March 5, 1996, and 7,383 shares held for his account by the Company's Savings and Investment Plan. Albert Fried & Company, LLC, of which Mr. Fried is managing partner, has sole voting and dispositive power with regard to 838,078 of these shares.

(f) Included in these shares for Mr. Yonker are 135,550 shares subject to stock options which are exercisable within 60 days of March 5, 1996, and 5,303 shares which are held for his account by the Company's Savings and Investment Plan.

(g) Included in the shares for Mr. Cooper are 10,855 shares subject to stock options which are exercisable within 60 days of March 5, 1996, and 8,571 shares which are held for his account by the Company's Savings and Investment Plan.

(h) Included in these shares for Ms. Kindl are 26,747 shares subject to stock options which are exercisable within 60 days of March 5, 1996, and 9,695 shares which are held for her account by the Company's Savings and Investment Plan.

(i) Included in these shares for Mr. Rorke are 21,203 shares subject to stock options which are exercisable within 60 days of March 5, 1996, and 2,567 shares which are held for his account by the Company's Savings and Investment Plan.

(j) Included in these shares are 460,035 shares covered by stock options which are exercisable within 60 days of March 5, 1996. Also, 33,519 shares are held for the accounts of officers by the Company's Savings and Investment Plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following Summary Compensation Table sets forth the total compensation paid or accrued by the Company and its subsidiaries for the three completed years ended December 31, 1995, for each of the executive officers of the Company whose salary and bonus exceeded $100,000 in 1995.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                          ANNUAL COMPENSATION             ------------
                                  ------------------------------------     SECURITIES
                                                             OTHER         UNDERLYING
                                                             ANNUAL         OPTIONS/       ALL OTHER
       NAME AND                    SALARY      BONUS      COMPENSATION        SARS        COMPENSATION
  PRINCIPAL POSITION      YEAR      $(A)         $            $(B)          (SHARES)          $(C)
-----------------------   ----    --------    --------    ------------    ------------    ------------
Michael T. Yonker......   1995    $247,836    $      0        --             15,000         $  7,090
President and Chief       1994     240,612     225,223        --             11,000            5,205
Executive Officer         1993     233,604     210,960        --             --                6,836
Albert Fried, Jr.......   1995    $139,020    $      0        --             15,000         $ 11,950
Chairman of the           1994     130,577      53,624        --             11,000            4,602
Board                     1993     128,040      50,228        --             --                6,233
John S. Cooper.........   1995    $125,896    $ 13,181        --              2,000         $  8,169
Senior Vice President     1994     122,220      13,566        --              2,200            5,842
and General Manager       1993     121,008      12,463        --              3,630            7,006
of the Railway
Maintenance
Products Division
Nancy A. Kindl.........   1995    $125,878    $      0        --              5,000         $  6,401
Vice President,           1994     122,258      68,663        --              3,300            4,535
Secretary, Treasurer      1993     118,692      64,311        --              3,630            6,133
and Controller
Kevin C. Rorke.........   1995    $125,571    $ 60,180        --              5,000         $  6,134
Vice President            1994     118,760      59,380        --              5,500            5,068
and General Manager       1993     112,758      11,232        --              6,050            6,180
of the Flomaster
Division

---------------
(a) Includes amounts deferred under the Company's Savings and Investment Plan and Directors Fees for Mr. Fried as follows: 1995 -- $21,000,
    1994 -- $16,000, 1993 -- $16,800.

(b) The dollar value of perquisites and other personal benefits for each of the above named executive officers was less than the established SEC reporting threshold.

(c) The total amounts shown in this column for the last fiscal year consist of the following: (i) Mr. Yonker: $5,650 -- Company contribution to the Savings and Investment Plan, $1,440 -- Benefit attributed to Company owned life insurance policy; (ii) Mr. Fried: $5,650 -- Company contribution to the Savings and Investment Plan, $6,300 -- Benefit attributed to Company owned life insurance policy; (iii) Mr. Cooper: $5,572 -- Company contribution to the Saving and

     Investment Plan, $2,597 -- Benefit attributed to Company owned life insurance policy; (iv) Ms. Kindl: $5,598 -- Company contribution to Savings and Investment Plan, $803 -- Benefit attributed to Company owned life insurance policy; (v) Mr. Rorke: $5,650 -- Company contribution to the Saving and Investment Plan, $484 -- Benefit attributed to Company owned life insurance policy.

OPTIONS AND SARS

     The following table sets forth the details of stock options granted by the Company to the individuals named in the Summary Compensation Table during 1995.

                         OPTION/SAR GRANTS DURING 1995

                                                                                   POTENTIAL REALIZABLE
                                          PERCENT OF                             VALUE AT ASSUMED ANNUAL
                            NUMBER OF       TOTAL                                  RATES OF STOCK PRICE
                            SECURITIES     OPTIONS/                                    APPRECIATION
                            UNDERLYING   SARS GRANTED   EXERCISE                    FOR OPTION TERM(E)
                             OPTIONS     TO EMPLOYEES   OR BASE    EXPIRATION    ------------------------
           NAME             GRANTED(#)     IN 1995      PRICE(D)      DATE          5%             10%
--------------------------- ----------   ------------   --------   ----------    ---------       --------
Michael T. Yonker..........   15,000(a)      14.42%      $10.19     10/19/05      $96,103        $243,544
Albert Fried, Jr. .........   15,000(a)      14.42%      $10.19     10/19/05      $96,103        $243,544
John S. Cooper.............    2,000(b)       1.92%      $10.19     10/19/05      $12,814        $32,473
Nancy A. Kindl.............    5,000(c)       4.81%      $10.19     10/19/05      $32,034        $81,181
Kevin C. Rorke.............    5,000(c)       4.81%      $10.19     10/19/05      $32,034        $81,181

---------------
(a) These options are exercisable as follows: 5,000 shares on April 26, 1996, 5,000 shares on April 26, 1997, and 5,000 shares on April 26, 1998. All shares are exercisable through the expiration date and were granted without stock appreciation rights.

(b) These options are exercisable commencing April 21, 1995 through the expiration date and were granted without stock appreciation rights.

(c) These options are exercisable as follows: 1,667 shares on April 26, 1996, 1,667 shares on April 26, 1997, and 1,666 shares on April 26, 1998. All shares are exercisable through the expiration date and were granted without stock appreciation rights.

(d) The exercise price of the shares of Common Stock covered by this option was the average of the high and low reported sales prices of a share of Common Stock on the Composite Tape for the ten consecutive trading days immediately preceding the date of grant.

(e) Amounts reflect certain assumed rates of appreciation set forth in the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Company's Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved.

     The following table shows for the individuals named in the Summary Compensation Table information with respect to options exercised during 1995 and the value of unexercised options and SARs at December 31, 1995.

                 AGGREGATED OPTIONS/SARS EXERCISED DURING 1995,
                 AND VALUE OF OPTIONS/SARS AT DECEMBER 31, 1995

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                               SHARES                    OPTIONS/SARS AT DECEMBER    IN-THE-MONEY OPTIONS/SARS
                              ACQUIRED        VALUE              31, 1995,             AT DECEMBER 31, 1995,
           NAME              ON EXERCISE   REALIZED(A)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(B)
---------------------------  -----------   -----------   -------------------------   -------------------------
Michael T. Yonker..........      7,500      $  49,296       130,550/15,000               $785,774/0
Albert Fried, Jr. .........     28,500      $ 236,012       200,080/15,000              $1,242,779/0
John S. Cooper.............         --             --        8,855/2,000                  $19,679/0
Nancy A. Kindl.............         --             --        25,080/5,000                $123,485/0
Kevin C. Rorke.............         --             --        19,536/5,000                 $59,838/0

---------------
(a) Based on the closing price of the Common Stock on the Composite Tape on the date the options were exercised, less the applicable exercise price.

(b) Based on the closing price of the Common Stock on December 31, 1995, less the applicable exercise price.

PENSION PLANS

     Substantially all of the Company's employees, including executive officers, are participants in the Company's Employees' Retirement Program. Also, officers and certain other managerial employees of the Company employed by the Company prior to 1982 may be participants in the Company's Supplemental Non-Qualified Retirement Income Plan.

     The following table shows the estimated annual pension benefits from the above program and plan based on a straight life annuity that a participant will receive if he or she retires at age 65, the normal retirement age:

                               PENSION PLAN TABLE

        HIGHEST CONSECUTIVE
         FIVE-YEAR AVERAGE
          EARNINGS DURING                               YEARS OF CREDITED SERVICE
               FINAL          -----------------------------------------------------------------------------
        10 YEARS OF SERVICE      5         10         15          20          25          30          35
        -------------------   -------    -------    -------    --------    --------    --------    --------
             $ 100,000        $ 8,357    $16,713    $25,070    $ 33,426    $ 41,783    $ 50,140    $ 58,496
               150,000         12,857     25,713     38,570      51,426      64,283      77,140      89,996
               200,000         17,357     34,713     52,070      69,426      86,783     104,140     121,496
               250,000         21,857     43,713     65,570      87,426     109,283     131,140     152,996
               300,000         26,357     52,713     79,070     105,426     131,783     158,140     184,496
               350,000         30,857     61,713     92,570     123,426     154,283     185,140     215,996
               400,000         30,857     61,713     92,570     123,426     154,283     185,140     215,996
               450,000         30,857     61,713     92,570     123,426     154,283     185,140     215,996
               500,000         30,857     61,713     92,570     123,426     154,283     185,140     215,996
               550,000         30,857     61,713     92,570     123,426     154,283     185,140     215,996
               600,000         30,857     61,713     92,570     123,426     156,283     185,140     215,996

     For purposes of this program and plan, "earnings" means the amounts paid to the employee by the Company as reported to the Internal Revenue Service on Form W-2 plus the amount of compensation deferred by the employee pursuant to the Company's benefit plans. Earnings for the individuals who are participants under this program and plan and named in the above Summary Compensation Table are included in the amounts set forth in said table.

     At December 31, 1995, the individuals named in the Summary Compensation Table had the indicated years of credited service under the aforementioned program and plan: Mr. Yonker -- 7 years, Mr. Fried -- 6.2 years, Mr.
Cooper -- 16.5 years, Ms. Kindl -- 20.8 years, and Mr. Rorke -- 8.9 years.

     Pension benefits as above described are for the employee's life and are not subject to any reduction for Social Security benefits or other offset amounts. The Internal Revenue Code places certain limitations on pensions which may be paid under the Employees' Retirement Program as qualified under the Internal Revenue Code.

EMPLOYMENT, TERMINATION, AND CHANGE-IN-CONTROL AGREEMENTS

     Mr. Yonker, President and Chief Executive Officer of the Company, entered into an agreement with the Company in December 1988, which has been amended through December 1990, that sets forth the terms of his employment with the Company. His current annual compensation rate is $247,836 and he participates in the employee benefit plans as generally provided to executive officers of the Company. He has agreed not to voluntarily terminate his employment with the Company without giving 60 days prior written notice. The agreement also provides termination benefits if his employment terminates (for any reason other than death, disability, or certain specified causes) after an "event" whereby the Company is acquired or 22 percent of its outstanding Common Stock is acquired by a party who does not obtain the approval of the Company's Board of Directors prior to the transaction and prior to acquiring as much as 17 percent of the Company's Common Stock. The agreement provides that the "22 percent" figure is changed to "27 percent" as applicable to the acquisition of voting securities of the Company by Albert Fried & Company, The Fried Foundation, and Albert Fried, Jr. (collectively called "Mr. Fried"). An event also includes the situation when during any period of 24 consecutive months the individuals who at the beginning of such period constitute the members of the Board of Directors of the Company, plus all other members of such Board whose election or appointment to such Board or nomination for election to such Board was approved by the vote of at least a majority of the directors then still in office who either were directors of the Company at the beginning of the period or whose election or appointment or nomination for such election was previously so approved, cease for any reason to constitute at least 75 percent of the members of such Board. If he elects to exercise his right of termination of his employment because of an event, this must be done within ninety (90) days following the event. If the Company terminates the agreement for reasons other than good cause or Mr. Yonker terminates the agreement because of the Company's breach or an event, for a period of two years from the date of such termination or until his death, whichever is the shorter period, the Company shall (i) pay to him, in monthly installments, a cash amount equal to his monthly salary from the Company in effect immediately prior to such termination, and (ii) provide him with health, disability and life insurance coverage in amounts substantially equal to those he was receiving at the time of termination. In the event his employment is terminated as a result of an event, Mr. Yonker may elect to receive a lump sum cash settlement of the then present value of the cash payments due.

     Ms. Kindl, Vice President, Treasurer and Secretary of the Company, entered into an agreement with the Company in November 1989, which has been amended through December 1990, and sets forth the terms of her employment with the Company. Her current annual compensation rate is $125,460 and she participates in the employee benefit plans as generally provided to officers of the Company. Ms. Kindl's agreement includes substantially the same "change in control" provisions as described in the first paragraph of this Section, except that the figure "22 percent" referred to in said paragraph is changed to "20 percent", and the "20 percent" figure is changed to "27 percent" as applicable to the acquisition of voting securities of the Company by Mr. Fried. If she elects to exercise her right of termination of her employment because of an event, this must be done within ninety (90) days following the event. In the event of a termination of the agreement by the Company for reasons other than good cause or Ms. Kindl terminates the agreement because of the Company's breach or an event, for a period of one year from the date of such termination or until her death, whichever is the shorter period, the Company shall (i) pay to her, in monthly installments, a cash amount equal to her monthly salary from the Company in effect immediately prior to such termination, and (ii) provide her with health, disability and life insurance coverage in amounts substantially equal to those she was receiving at the time of termination. In the event her employment is terminated as a result of an event, Ms. Kindl may elect to receive a lump sum cash settlement of the then present value of the cash payments due.

     Mr. Cooper, Senior Vice President of the Company, entered into an agreement with the Company in December 1989, which provides for his employment with the Company until a date determined by the Company with six months notice. While an employee, he is to be paid at a monthly rate of $10,803 and participates in the Company's employee benefit plans as generally provided to officers of the Company. Following the termination date, he will be paid severance benefits equal to his aforementioned compensation rate until the earlier of (i) six months after the termination date, and (ii) the date he accepts new employment. If he commences non-competitive new employment while receiving severance benefits, in lieu of receiving additional severance benefits, he will receive a lump sum payment equal to 50% of any remaining severance benefits he would have received during said six month period. While he receives severance benefits, he also will receive certain insurance benefits equal to what he received while an employee. If he resigns prior to the termination date with the consent of the Company, he will be paid a lump sum amount of $30,250.

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Stock Option and Compensation Committee of the Board of Directors ("Committee") is composed of five non-employee directors. It is the responsibility of the Committee to make recommendations to the Board of Directors for all compensation policies for the Company and for compensation levels for the executive officers.

Compensation Policies Regarding Executive Officers

     The objectives of the Company's executive compensation program are to attract and retain qualified personnel and to provide a total executive compensation plan that rewards the achievement of both short- and long-term performance goals. The Company's executive compensation program is comprised of a base salary, an annual cash incentive program, a long-term incentive compensation plan in the form of stock options, and severance agreements for certain key executives. The Committee is cognizant of provisions under Section 162(m) of the Internal Revenue Code which limit the deductibility of certain compensation expense. The Committee believes that it will not limit the deductibility of any compensation paid by the Company since the Company currently does not anticipate paying compensation in excess of $1 million per annum to any employee.

Base Salary

     Base salaries, bonus, and stock option awards for the Company's executive officers were determined by comparing salaries of its executives to those of executives in companies of similar size and industry, by evaluating the responsibilities of the various positions and by reviewing individual performance. During 1995, the Committee engaged an independent outside consulting firm to review base salary, bonus, and stock option awards for the Company's executive officers. Survey data, compiled and reviewed by the consultants, for durable goods manufacturing companies with sales in the $50-$350 million range, was used for comparative purposes. Company salaries were slightly below median for both Mr. Yonker, the President and Chief Executive Officer of the Company, and the executive officers as a group. Based primarily on that comparison, during

1995, base salary increases of approximately 3.0% were approved for the executive officers of the Company, and the Committee approved a 3.0% increase in base pay for Mr. Yonker. Mr. Yonker, Mr. Fried, and Ms. Kindl declined the 3.0% increase based on the performance of the Company in 1995.

Annual Cash Incentive Program

     Under an Incentive Compensation Plan for Key Executives, a target bonus is paid when pre-tax profit objectives and working capital-to-sales ratio objectives are met by the Company. These objectives are set by the Committee early each year and are directly related to the budgeted annual financial targets for the Company established by the Board of Directors. If both objectives are not met, the target bonus will be reduced. No bonus is paid below a minimum threshold for both objectives. If performance exceeds the objectives, additional bonus is paid subject to a cap. The Incentive Compensation Plan fixes a cap for a bonus under the plan of 100 percent of base salary for the Chief Executive Officer and limits ranging from 50 to 60 percent of base salary for other officers, dependent upon the particular office. The Summary Compensation Table, supra, in the "Bonus" column, shows the annual bonuses of the executive officers of the Company for the years 1993-1995 awarded under the plan. During the 1993-1995 period, Mr. Cooper was covered by a profit-sharing plan based on divisional performance. In 1995, the bonus amounts awarded under the Incentive Compensation Plan for Key Executives, was 48% of base salary. Mr. Yonker, Mr. Fried, and Ms. Kindl declined bonus payments of 7.5%, 3.8%, and 4.5%, respectively, of base salary due to the 1995 Company performance.

Long-Term Incentive Compensation Plan

     The Company uses stock options as its principal long-term incentive device to promote strategic management and enhance stockholder value. Awards of stock options or stock appreciation rights are granted under the Company's stock option plan at the discretion of the Committee, with Board of Directors approval, based on the Company's performance with respect to stated long-term goals, individual performance, and the employee's position in the Company. The number of options to be granted is determined by a comparison of the relationship of the value of option grants to base salary with the value of option grants defined as the number of shares under option times the stock option exercise price. The stock option exercise price is equal to the fair market value on the day of grant. Outstanding options held are considered in the award of new options. During the years 1993-1995, stock options were granted to the executive officers in the Summary Compensation Table herein. Mr. Albert Fried, Jr., Chairman of the Board, received an option for 15,000 shares of Common Stock in October, 1995. Mr. John S. Cooper, Senior Vice President, received an option for 2,000 shares of Common Stock in October, 1995. Ms. Nancy
A. Kindl, Vice President, received an option for 5,000 shares of Common Stock in October, 1995. Mr. Kevin C. Rorke, Vice President, received an option for 5,000 shares of Common Stock in October, 1995. Mr. Yonker received an option for 15,000 shares of Common Stock in October, 1995.

Benefit Plans

     The Company provides its executive officers with insurance protection plans including medical, dental, life, accidental death and long-term disability, retirement programs and vacation and holiday plans. These plans are generally available to all Company employees.

Arthur McSorley, Jr.,
Chairman of Stock Option and
Compensation Committee

Frederick J. Mancheski, Member

John F. McKeon, Member

Robert D. Musgjerd, Member

L. L. White, Jr., Member

                               PERFORMANCE GRAPH

     The Securities and Exchange Commission requires a five-year comparison of the Company's Common Stock with the cumulative total return of (i) a broad equity market index, and (ii) a published industry or line-of-business index, or a peer companies index. Since the Company's Common Stock is traded on the New York Stock Exchange and Chicago Stock Exchange, the S&P 500 Index was selected as a broad equity market index. The Company, because of its diversified business activities, does not have a readily definable peer group. It has selected the Dow Jones Industrial-Diversified Index as its second comparative index.

                      COMPARISON OF FIVE YEAR TOTAL RETURN
                        OF PORTEC, INC., S&P 500 INDEX,
                  AND DOW JONES INDUSTRIAL-DIVERSIFIED INDEX*

(Time Chart Depicting Table Below)
                                                                   DOW JONES
                                                                  INDUSTRIAL-
      MEASUREMENT PERIOD                             S&P 500      DIVERSIFIED
    (FISCAL YEAR COVERED)        PORTEC, INC.         INDEX           INDEX
1990                                       100             100             100
1991                                       138             130             124
1992                                       283             140             144
1993                                       472             155             176
1994                                       646             157             161
1995                                       537             215             211

-------------------------
* Assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1990, and that all dividends were reinvested.

     There can be no assurance that the Company's Common Stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company does not make nor endorse any predictions as to future Common Stock performance.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has appointed the firm of Price Waterhouse LLP as its independent accountants for the year 1996 and Price Waterhouse LLP has agreed to serve in this capacity. This appointment was made upon the recommendation of the Audit Committee, which is composed of directors who are not officers or otherwise employees of the Company. Price Waterhouse LLP commenced serving as the Company's independent accountants in 1974.

     Representatives of Price Waterhouse LLP will be present at the 1996 Annual Meeting and will be given an opportunity to make a statement, if they desire to do so, and will be expected to respond to appropriate questions presented at the meeting.

                             STOCKHOLDER PROPOSALS

     The Company's By-Laws provide that the Company's Annual Meeting to be held in 1997 will be held April 22, 1997. Therefore, in order to be considered for inclusion in the Company's Proxy Statement for the Company's Annual Meeting to be held in 1997, all stockholders' proposals must be received by the Secretary, PORTEC, Inc., One Hundred Field Drive, Suite 120, Lake Forest, Illinois 60045, on or prior to November 24, 1996.

                                 OTHER MATTERS

     The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, officers and other regular employees of the Company may, without additional compensation, solicit proxies by telephone, by telegraph, by telefax or in person. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of stock and obtaining their proxies. The Company also has engaged Proxy Services Corporation, a proxy solicitation firm, to assist in the solicitation of proxies at a cost not anticipated to exceed $4,500 plus customary expenses.

     The Board of Directors of the Company knows of no matters other than those hereinbefore specified that will be presented at the meeting. If any other matters properly come before the meeting or any adjournment thereof, the person or persons voting the accompanying proxies will vote them in accordance with their best judgment on such matters.

     Even though you intend to attend the meeting in person, you are requested to sign, date and return the enclosed proxy. If you do attend, you may revoke the proxy and vote in person should you so desire. A prompt response will be appreciated.

     The preceding information relating to directors and officers of the Company and other persons in the Sections entitled "Election Of Directors" and "Stock Ownership" is based on information furnished to the Company by such persons and SEC reports.

                                          By Order of the Board of Directors

                                          N. A. KINDL
                                          Vice President, Treasurer and
                                          Secretary

March 27, 1996

PROXY                                                                      PROXY


                                 PORTEC, INC.
                ANNUAL MEETING OF STOCKHOLDERS APRIL 23, 1996
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Frederick J. Mancheski, John F. McKeon, and L.L. White, Jr., and each of them, as Proxies, with full power of substitution, to vote all shares of Common Stock of PORTEC, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in Chicago, Illinois, on April 23, 1996, at 10:00 A.M., Chicago time, or any adjournment thereof.

     IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

  THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR
                   ALL NOMINEES LISTED ON THE REVERSE SIDE.

                (Continued and to be signed on reverse side.)


                                 PORTEC, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


[                                                                                                                                  ]
1. Election of Directors                                            For All
   Nominees: J. Grant Beadle, Frank T. MacInnis     For   Withheld  Except
   and Arthur McSorley, Jr.                         / /     / /       / /                      2. In their discretion, the Proxies
   (INSTRUCTION: To withhold authority to vote                                                    are authorized to vote upon such
   for any individual nominee write that nominee's                                                other matters as may properly
   name in the space provided.)                                              _________________    come before the meeting or any
                                                                             Nominee Exception    adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1

                                                                                                          Dated:____________, 1996
                                                                                                             Please sign Here and
                                                                                                               Return Promptly

                                                                                                    ________________________________

                                                                                                    ________________________________
                                                                                                    Please sign exactly as your name
                                                                                                    or names appear above. For joint
                                                                                                    accounts, each owner should
                                                                                                    sign. When signing as executor,
                                                                                                    administrator, attorney, trustee
                                                                                                    or guardian, etc., please give
                                                                                                    your full title.
